Exhibit 2

Publication of Final Terms

The following final terms (the “Final Terms”) are available for viewing:

Final Terms for

(i)	B.A.T. Netherlands Finance B.V.’s €850,000,000 2.375 per cent. Guaranteed Notes due 2024 (the “2024 Notes”); and

(ii)	B.A.T. Netherlands Finance B.V.’s €850,000,000 3.125 per cent. Guaranteed Notes due 2028 (the “2028 Notes”, and together with the 2024 Notes, the “Notes”),

issued pursuant to the base prospectus dated 31 March 2020 (the “Prospectus”) in connection with the £25,000,000,000 Euro Medium Term Note Programme of B.A.T. International Finance p.l.c., B.A.T Capital Corporation and B.A.T. Netherlands Finance B.V. (as Issuers) and British American Tobacco p.l.c. and each of the Issuers (except where it is the relevant Issuer) (as Guarantors).

The Final Terms for the Notes contain the final terms of the Notes. The Final Terms of the Notes must be read in conjunction with the Prospectus, which constitutes a base prospectus for the purposes of Regulation (EU) 2017/1129.

To view the full documents, please paste the following URLs into the address bar of your browser.
http://www.rns-pdf.londonstockexchange.com/rns/1273R_1-2020-6-25.pdf
http://www.rns-pdf.londonstockexchange.com/rns/1273R_2-2020-6-25.pdf

The Final Terms have been submitted to the National Storage Mechanism and will shortly be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Enquiries

British American Tobacco Press Office
+44 (0)20 7845 2888 (24 hours) │@BATPress

Investor Relations
Mike Nightingale / Victoria Buxton / William Houston / John Harney:

+44 (0)20 7845 1180/2012/1138/1263

British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG

25 June 2020

DISCLAIMER – INTENDED ADDRESSEES

Please note that the information contained in the Final Terms (when read together with the Prospectus) may be addressed to and/or targeted at persons who are residents of particular countries (specified in the Prospectus) only and is not intended for use and should not be relied upon by any person outside these countries and/or to whom the offer contained in the Final Terms and the Prospectus is not addressed. Prior to relying on the information contained in the Final Terms or the Prospectus, you must ascertain from the Prospectus whether or not you are one of the intended addressees of the information contained therein.

The Notes have not been registered under the Securities Act or any relevant securities laws of any state of the United States, and may not be offered or sold in the United States absent registration or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your right to access this service is conditional upon complying with the above requirement.